UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent by Kistefos AS to RiskMetrics Group, Inc. on May 29, 2009.

May 29, 2009

Christopher Young

James J. Miller

Marc Goldstein

Waheed Hassan

RiskMetrics Group

2099 Gaither Road

Rockville, MD 20850-4045

RE:  Trico Marine Services, Inc.

Gentlemen:

As we approach the June 10 stockholder meeting, we are hopeful that you agree with us that we have made a compelling case for change at Trico Marine. As stockholders who have endured disastrous losses over the past year we know that our case is strong.  We do also know, however,  that you are concerned whether our case for putting two director representatives from Kistefos on the Board is sufficiently compelling to deserve stockholder support. We believe it is and hope you will agree.

Trico is facing a real and  imminent crisis of survival. The recent debt exchange strongly  suggests that additional debt defaults are looming and if the results of the recent exchange are any example the stockholders will not fare well. This is a Board which has diluted the stockholders over and over again in the past in connection with the issuance of convertible debentures, stock options and grants for directors, warrants and phantom stock. Such action is not surprising in the least considering that the Board has a negligible true equity interest in the Company. Keep in mind that Mr Compofelice, who holds a significant number of options and stock grants, is very much conflicted as he stands to make far more money himself in the near term under his generous compensation agreements than he can expect to from his reduced equity holdings. This time of crisis is not the time for subtle distinctions between independent candidates who may represent a stockholder with a vested interest, as do the Kistefos nominees, and a hypothetical independent candidate who does not.

We urge you to support both of our stockholder nominees for all of the following reasons.

•                  Our two candidates are both highly skilled and experienced. They hold MBAs from prestigious business schools, have over 60 years combined business experience, and have sat on the boards of important enterprises with operations around the world.

•                  Both have a track record, independently, of substantial value creation as owners and managers. The market capitalization of Storebrand increased by over $2 billion with Mr Korsvold at the helm. Since Mr Sveaas organized Kistefos in 1979 it has grown 10,000 fold in equity capitalization and has returned many hundreds of millions of dollars in gains. Since Mr  Korsvold joined Mr Sveaas at Kistefos in 2002, working together, Kistefos has returned approximately $225 million in distributed gains for the years 2003-2007 on approximately $225 million of equity capital.

•                  Mr Sveaas and Mr Korsvold have highly complementary skills. Mr Sveaas has been one of the most successful entrepreneurial investors in Norway. He has built up several successful shipping and offshore businesses over the years, as well as companies in information technology, telecommunications and real estate.  Mr Korsvold has led Norway’s largest publicly traded insurance company.

•                  Mr Sveaas brings particular knowledge and experience to the offshore services business. He has invested successfully in a number of offshore businesses over the past twenty-five years. Recently, Mr Korsvold has led the boards of Kistefos’ offshore businesses. You should know that Norwegian offshore companies are leaders in R&D, technology and know how and have led the way in offshore services since the development of the abundant but demanding and treacherous North Sea oil fields.

•                  Mr Korsvold has led several successful turnaround efforts, such as in the recent case of Ementor, which we have described in our investor presentation materials.  Mr Korsvold will bring a highly disciplined and analytical approach to solving Trico’s problems. He has led Kistefos’ investment team with responsibility over Kistefos’ investment in Trico over the past four years.

•                  Kistefos is the largest stockholder of Trico, holding over 21% of the outstanding stock. Kistefos seeks 2 of 9, or 22% of the company’s board seats. We have no objection to adding additional independent shareholder representation to the Board of Directors in due course.

•                  We carefully considered and rejected as impractical the possibility of finding another independent candidate to run in lieu of one of the Kistefos nominees. In light of the over 90% plunge in the company’s stock price as well as what we believe to be substantial covenant compliance concerns on its senior debt and convertible debt instruments we are acting now to preserve our investment. We believe that the recent convertible debt exchange is evidence of a looming debt crisis at Trico and we want and have to act now, decisively, to preserve our investment and the investments of all stockholders. We believe time is of the essence.

•                  The company suffers from an extremely low market capitalization in absolute terms and is a relatively small company which operates in a highly specialized niche.  It was simply not realistic for us- in the context of a hostile contest- to have found a highly qualified independent director candidate who is available and willing to devote the substantial time and effort which we believe will be required to contest for a seat in this hostile environment and then roll up his sleeves to help save and turnaround Trico. When we have secured Trico’s survival we will certainly reach out for additional independent shareholder representation.

•                  It is a well known fact of life in the board room that one dissenting voice is often easily isolated. We believe that in this case, especially given Trico’s unwarranted hostile reaction to our offer to help and the nature of the defenses they have raised, that combined, coordinated and concerted efforts are required before it is too late. Mr Sveaas and Mr Korsvold are pledged to make those efforts.

•                  Even if you support our case for change there is no assurance that we can effect the necessary change. We will be a minority of 2. But an even smaller minority of 1 will result in a stockholders voice which is even fainter. We need your support to have the opportunity to make a difference.

•                  Successfully managing Trico’s business today requires knowledge and understanding of Norwegian practices. Trico’s core business, its subsea services business, which contributed approximately 48 % to Trico’s first quarter 2009 revenues, is headquartered in Haugesund, Norway. A significant portion of Trico’s debt is held by Norwegian banks due to the DeepOcean acquisition, which is a Norwegian company.  Trico’s traditional towing and supply business in the North Sea is operated by Trico Supply AS, a Norwegian company, and its subsidiaries.   These facts suggest that experience with Norwegian corporation law, tax law, commercial law, human resources laws and policies, as well as North Sea business activities is most important to the successful management and oversight of Trico’s business.  While we do not want Trico to become a “Norwegian company” and we fully support the effort to become a global provider of services, we believe the Norwegian input of both our nominees will be critically important.

•                  We have talked to numerous stockholders in the past two weeks and we are hearing voices of support. But our proposals require two-thirds approval to pass and a strong presence on the Board to be effective.

We are hopeful that you will find our position compelling and endorse all of our proposals, including our proposals to add both Mr Sveaas and Mr Korsvold to the Board.

Please let me know if you have further questions on any aspect of our proposals.

Very truly yours,

KISTEFOS AS

Åge Korsvold
Chief Executive Officer

Cc: Bruce H. Goldfarb, Okapi Partners

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

KISTEFOS AS, CHRISTEN SVEAAS AND ÅGE KORSVOLD (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MADE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS OF TRICO MARINE SERVICES, INC. (THE “COMPANY”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIAL FILED BY THE PARTICIPANTS IN CONNECTION WITH THE 2009 ANNUAL MEETING, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT http://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN SCHEDULES 13D AND 14A FILED BY THE PARTICIPANTS AND IN AMENDMENTS THERETO.

Contacts

Investors

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Steve Balet, 212-297-0720

or

Media

The Abernathy MacGregor Group

Tom Johnson/Chuck Burgess/Mike Pascale, 212-371-5999